Exhibit 10.26

September 18, 2014

John P. Devine

4840 Hausman Road

Mt. Vernon, IN 47620

Re:	Notice of Intent Not To Extend Employment Agreement

Dear John:

This Notice is being issued pursuant to Section 1.1 of your Employment Agreement with Bioanalytical Systems, Inc. (the "Company"), dated as of October 1, 2011, which provides that the current term of your Employment Agreement is scheduled to expire December 30, 2014. Section 1.1 also provides that this term will be extended for successive one-year periods, unless either party gives ninety (90) days written notice before the end of the then-current term. Please consider this the Company's written notice of its decision not to extend the term of your Employment Agreement beyond its current term.

In lieu of requiring you to work through the remainder of the term, the Company will provide you with notice pay and requests that you vacate the premises today owned by the Company and used in connection with the business. The Company also requests that you return to BASi today all of BASi’s property that is in your possession or control. This includes, but is not limited to, keys, credit cards, phone cards, cellular telephones, pages, directories, computer hardware and software, books, documents, memoranda, and all other records, and copies thereof.

The Company shall thereafter continue to pay you at your current rate of pay through the Expiration Date of the Employment Agreement, December 30, 2014, which will be your official Termination Date. Following that date, the Company shall pay you all vacation accrued through today's date in payments equal to eighty (80) hours of pay each bi-weekly period until compensation for all accrued vacation hours has been paid.

You remain bound by the policies and procedures with respect to "Confidential Information" and "Proprietary Items" described and defined in Sections 3.1, 3.2, 3.3 and 3.4 of the Employment Agreement.

Please confirm your receipt of this Notice of Termination by returning a signed copy to Jeff Potrzebowski, Chief Financial Officer and Acting Director of Human Resources, on or before September 25, 2014.

BIOANALYTICAL SYSTEMS, INC.

/s/ Jacqueline M. Lemke
Jacqueline M. Lemke
President & Chief Executive Officer

September 18, 2014

VIA E-MAIL and HAND DELIVERY

John Devine (Via Hand Delivery)

Re:	Separation Agreement and Release of All Claims

Dear John:

Consistent with the Notice of Intent Not to Extend your Employment Agreement ("Notice") provided you today, your employment will BASi will end upon the Termination Date of December 30, 2014. Thereafter, you will not be entitled to any additional compensation or to participate in any of BASi's benefit plans (except as otherwise specifically provided herein) from BASi other than what may be agreed to by the parties in the Agreement below.

In order to assist in your future transition, BASi is prepared to offer you a separation package with the terms detailed below. Please understand that even if you do not sign this Agreement, BASi will (a) pay you notice pay consisting of your normal bi-weekly salary through the Termination Date of December 30, 2014; (b) continue your health insurance coverage through the Termination Date; (c) pay you for any accrued but unused vacation days earned as of your last day of active employment today as outlined in the Notice; (c) pay you any amounts earned under the Annual Incentive Bonus Plan consistent with the terms of that plan; and (d) reimburse you for previously incurred but unreimbursed business expenses in accordance with Company policy. Unless you notify BASi of a different bank account, your final pay will be deposited in the bank account that you have previously designated for direct deposit. Similarly, even if you do not sign this Agreement, you will be offered benefits to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following the Termination Date, as modified below.

A.	Terms
1.	Definitions. The terms “you” and “your” and “Devine” mean John Devine, and anyone who has or obtains any legal right or claims through him. “BASi” and “Company” mean Bioanalytical Systems, Inc. and include its past and present officers, directors, employees, agents, related corporations and entities, affiliates, principals, insurers, shareholders, attorneys, trustees, subsidiaries, predecessors, successors and assigns, any and all employee benefit plans (and any fiduciary of such plans) sponsored by BASi. “Agreement” means this letter agreement which contains the terms of the separation package and which includes a release of all claims arising out of Devine's employment relationship with BASi and the termination of the employment relationship. “The Parties” means Devine and BASi.

2.	Separation. Pursuant to this Agreement, Devine's employment with BASi will be separated as of December 30, 2014 (the Termination Date).

3.	Payments and Benefits to be Provided to Devine. In exchange for and in consideration of Devine's agreement to release all claims against BASi as described in paragraph 4 and in consideration of the other promises contained in this Agreement, BASi agrees as follows:

a.	BASi agrees to pay you notice pay through the Termination Date and to waive the requirement that you report to work following September 18, 2014;

b.	Thereafter, BASi agrees to pay you a separation benefit following the Termination Date of two month's pay in the amount of $12,083.34 per month less taxes and other deductions required by law ("Separation Period"). This payment shall be made in the form of bi-weekly salary continuation starting in the next payroll period following the payroll period ending December 30, 2014, for two months. Unless you notify BASi’s payroll department of a different bank account, this amount will be deposited in the bank account that you have previously designated for direct deposit;

c.	Additionally, following the Release Effective Date defined in Paragraph 15 below, if you are eligible for and timely elect to continue health insurance coverage under BASi's group health care program pursuant to the federal law known as COBRA, then, BASi will reimburse you for the amount of COBRA premiums paid by you to maintain such coverage during the Separation Period upon presentation by you to the Company of evidence that you have made such payments. Any month for which you receive such reimbursement from BASi will count toward the eighteen (18) month COBRA continuation period.

d.	After the period referenced in paragraph 3(c) ends, you and your family will have the option of continuing to participate in BASi’s group health care program pursuant to COBRA for any remaining period of COBRA continuation coverage to the extent required under COBRA, but you will be responsible for the entire premium.

e.	Devine agrees that all of his stock options, including vested and unvested stock options, shall be irrevocably terminated and of no further effect as of the Termination Date. Devine further agrees that he will not be eligible for any bonuses, commissions, or other incentive compensation paid by BASi following his Termination Date. In addition, Devine agrees that he will not accrue additional vacation following September 18,2014, and that his vacation accrued through September 18, 2014, will be paid out following his Termination Date in payments equal to eighty (80) hours of pay each bi-weekly period until compensation for all accrued vacation hours has been paid.

4.	Claims released by Devine. By signing this Agreement, Devine unconditionally and fully releases and forever discharges BASi from (a) any and all possible claims, known or unknown, arising out of or from his employment with BASi under any and all possible legal, equitable, tort, contract or statutory theories, including but not limited to any claims for constructive or wrongful discharge or breach of contract, except for any claims relating to accrued and vested rights under a retirement plan; (b) any and all claims arising on or before the date Devine signs this Agreement, including but not limited to any charges, claims, demands or actions under Title VII of the Civil Rights Act of 1964 and the Equal Pay Act, 42 U.S.C. § 2000e et seq., Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Indiana Civil Rights Law, Indiana's Wage Payment and Wage Claims statutes, the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the United States Constitution, the Indiana Constitution, any and all amendments to said statutes, and any other federal, state or local statute or law, ordinance or regulation, dealing in any way with employment or employment-related benefits and all claims for costs and attorneys’ fees; and (c) all claims Devine may have against BASi arising out of Devine's employment and/or termination of employment with BASi, including any claims arising out of his Employment Agreement dated October 1, 2011. Devine agrees and understands that any claims he may have under the aforementioned laws, statutes or any other federal, state or local law, ordinance, rule or regulation are effectively waived by this Agreement. Devine understands that the signing of this Agreement prevents him from making any further claims against BASi in connection with his employment and the termination of his employment with BASi. Devine agrees to give up, release and waive all claims against BASi and not to bring any lawsuits against BASi relating to the claims he has given up, released and waived, nor will he allow any suit to be brought on his behalf. BASi represents that it is not aware of the existence of any claims it may have against Devine and has not discussed the possibility of litigation against him.

5.	No Admission of Liability; Waiver. This Agreement shall not in any way be construed as an admission by BASi that it has acted wrongfully with respect to Devine or any other person, or that Devine has any rights whatsoever against BASi. Devine waives any right or claim of reinstatement to employment with BASi and agrees not to seek further employment with BASi. If Devine does seek employment with BASi, BASi is under no obligation to consider him for employment.

6.	Acknowledgement. Devine acknowledges that he is not entitled to any of the payments and benefits listed in paragraph 3(b)-(c) of this Agreement unless he signs this Agreement and does not revoke it within the revocation period stated in paragraph 15 below.

7.	Non-Disparagement. In consideration of the promises made in this Agreement, Devine and BASi each agrees not to make any false, negative or disparaging remarks or comments to any person and/or entity about the other party to this Agreement, nor shall Devine or BASi make any statement that may subject the other party to potential embarrassment, humiliation or any other negative consequence. In addition, Devine agrees that he shall not make any public statement, including but not limited to, any statement to the media or to BASi employees, regarding the termination of his employment with BASi with the exception of stating that his employment contract has not been extended.

8.	Consultation with Attorney. Devine agrees that he has read this Agreement and the releases contained herein, that he understands all of the terms hereof, that he has not been coerced, threatened or intimidated into signing this Agreement, and that he executes this Agreement voluntarily and with full knowledge of its meaning and consequences and that he has had sufficient opportunity to consult with his attorney regarding this Agreement. Devine further acknowledges that BASi hereby advises him that he should consult with an attorney before executing this Agreement.

9.	Violation of Agreement and Severability. Devine agrees that if he breaches any obligation set forth in this Agreement, BASi shall cease all payments to him, as described in this Agreement, and it shall also cease providing all benefits to him, as described in this Agreement. Devine also understands and agrees that in the event that this Agreement is ever held to be invalid or unenforceable, in whole or in part, as to any particular type of claim or charge or as to any particular circumstances, this Agreement shall remain fully valid and enforceable as to all other claims, charges and circumstances.

10.	Confidentiality and Non-Solicitation. Devine agrees and understands that he remains subject to the Confidentiality and Non-Solicitation obligations stated in Sections 3.1 and 3.3 of his Employment Agreement dated October 1, 2011.

11.	Devine's Representations. Devine represents and warrants that in the making and execution of this Agreement, he is not relying on any representation, statement, or assertion of fact or opinion made by any agent, attorney, employee, or representative of the persons, parties, or corporations being released herein, and he hereby waives any right to rely upon all prior agreements and/or oral representations made by any agent, attorney, employee, or representative of such persons, parties, or corporations even though made for the purpose of inducing him to enter into this Agreement.

12.	Cooperation and Transition Assistance. Devine agrees that he will be available to provide reasonable assistance to BASi with transitional matters relating to his former duties with BASi, without additional compensation, through his Termination Date and thereafter during the Separation Period discussed in paragraph 3(b), above.

13.	Miscellaneous. The Parties agree that this Agreement is deemed made and entered into in the State of Indiana and in all respects shall be interpreted, enforced and governed under the laws of the State of Indiana, unless otherwise preempted by federal law. Jurisdiction and venue for litigation of any dispute, controversy, or claim arising out of or in connection with this Agreement shall lie exclusively in the federal or state courts in Tippecanoe County, Indiana, and the Parties hereby consent to service of process from said courts. This Agreement shall inure to the benefit of and may be enforced by, and shall be binding on The Parties and their heirs, executors, administrators, personal representatives, assigns, and successors in interest. The language of all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning, and not strictly for or against the drafter.

14.	Disclosures by Devine. As a condition precedent to his eligibility for the separation benefits described in paragraph 3(b)-(c) above, Devine affirms and attests that he has disclosed during the course of his employment all employment and other agreements he has signed on behalf of BASi in his capacity as Vice President, Toxicology Services to appropriate Company officials.

15.	Time to Consider this Agreement. Devine understands that he has twenty-one (21) days from the date of delivery of this Agreement to consider the terms of this Agreement. Devine understands that he may sign this Agreement at any time during the twenty-one (21) day period. Devine understands that he may revoke this Agreement if he so chooses until seven (7) days after the date of execution. Devine further understands that this Agreement will not become effective or enforceable and that BASi’s obligations in paragraph 3 of this Agreement to make payments and provide benefits will not become effective or enforceable until seven (7) days from the date of Devine’s execution of this Agreement and provided that the Agreement is not revoked during such seven day period ("Release Effective Date").

Sincerely,

Bioanalytical Systems, Inc.

/s/ Jacqueline Lemke
Jacqueline Lemke
President & CEO

My signature below represents my unconditional acceptance of all terms and conditions contained in this Separation and Release of All Claims Agreement dated September 18, 2014.

/s/ John P. Devine	26 SEP 2014
John P. Devine	Date

STATE OF INDIANA	)
) SS:
COUNTY OF Posey	)

Subscribed to and sworn before me, a Notary Public, in and for said County and State, this 24th day of September, 2014.

/s/ Jessica Wright
Signature

Jessica Wright
Printed Notary Public

My Commission Expires:	County of Residence:
2-11-2015	Posey. IN